Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Oracle Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Notes due 2028	457(o), 457(r)	$500,000,000	100.000%	$500,000,000	0.00015310	$76,550.00
	Debt	4.800% Notes due 2028	457(o), 457(r)	$1,500,000,000	99.930%	$1,498,950,000	0.00015310	$229,489.25
	Debt	5.250% Notes due 2032	457(o), 457(r)	$1,250,000,000	99.722%	$1,246,525,000	0.00015310	$190,842.98
	Debt	5.500% Notes due 2035	457(o), 457(r)	$1,750,000,000	99.984%	$1,749,720,000	0.00015310	$267,882.14
	Debt	6.000% Notes due 2055	457(o), 457(r)	$1,750,000,000	99.805%	$1,746,587,500	0.00015310	$267,402.55
	Debt	6.125% Notes due 2065	457(o), 457(r)	$1,000,000,000	99.717%	$997,170,000	0.00015310	$152,666.73

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A

	Total Offering Amounts:					$7,738,952,500		$1,184,833.65

	Total Fees Previously Paid:							N/A

	Total Fee Offsets:							N/A

	Net Fee Due:							$1,184,833.65
Offering Note
(1)
The registration fee is calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form
S-3
(File
No. 333-277990),
in accordance with Rules 456(b) and 457(r) under the Securities Act.